As filed with the Securities and Exchange Commission on October 7, 1999

                                                    Registration No. 333-86611

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
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                        POST-EFFECTIVE AMENDMENT NO. 1
                            ON FORM S-8 TO FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
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                               Johnson & Johnson

            (Exact name of Registrant as specified in its charter)

           New Jersey                                         22-1024240
  (State of other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                         Identification No.)

                          One Johnson & Johnson Plaza
                        New Brunswick, New Jersey 08933
         (Address, including ZIP code, of Principal Executive Offices)
                              ------------------

        Centocor, Inc. Consultant Non-Qualified Stock Option Agreements
                Centocor, Inc. 1983 Incentive Stock Option Plan
              Centocor, Inc. 1987 Non-Qualified Stock Option Plan
  Centocor, Inc. 1989 Non-Employee Directors' Non-Qualified Stock Option Plan
                           (Full Title of the Plans)
                              ------------------

                             Joseph S. Orban, Esq.
                          One Johnson & Johnson Plaza
                        New Brunswick, New Jersey 08933
                           Telephone: (732) 524-0400
(Name, address, and telephone number, including area code, of agent for service)
                              ------------------

                                  Copies to:
                            Robert A. Kindler, Esq.
                         Robert I. Townsend, III, Esq.
                            Cravath, Swaine & Moore
                                Worldwide Plaza
                               825 Eighth Avenue
                              New York, NY 10019
                                (212) 474-1000

                        CALCULATION OF REGISTRATION FEE

 Title of                          Proposed          Proposed
Securities            Amount        maximum           maximum         Amount of
  to be                to be     offering price      aggregate     registration
registered          registered     per share      offering price        Fee
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Common Stock,      3,443,516         (2)               (2)               (2)
par value          shares(1)
$1.00 per share

(1) These shares were originally registered on the Registration Statement on Form S-4 to which this Amendment relates.

(2) Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Preliminary Proxy Statement on Schedule 14A of Centocor, Inc. on August 20, 1999 and the filing of the Registration Statement on Form S-4 on September 7, 1999, to register 61,011,098 shares of Johnson & Johnson common stock, par value $1.00 per share, issuable to shareholders of Centocor, Inc., including the 3,443,516 shares which may be issued pursuant to the Plans referred to above. See "Introductory Statement."

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                                                                             1

                            INTRODUCTORY STATEMENT

     Johnson & Johnson ("J&J") hereby amends its Registration Statement on Form S-4 (No. 333-86611) (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") relating to the sale of up to 3,443,516 shares of common stock, par value $1.00 per share, of J&J ("J&J Common Stock") issuable upon the exercise of stock options granted under the Centocor, Inc. Consultant Non-Qualified Stock Option Agreements, the Centocor, Inc. 1983 Incentive Stock Option Plan, the Centocor, Inc. 1987 Non-Qualified Stock Option Plan and the Centocor, Inc. 1989 Non-Employee Directors' Non-Qualified Stock Option Plan (collectively, the "Plans").

     On October 6, 1999, Admiral Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of J&J ("Admiral"), was merged with and into Centocor, Inc., a Pennsylvania corporation ("Centocor"). As a result of such merger (the "Merger"), Centocor became a wholly owned subsidiary of J&J and each outstanding share (other than shares owned by J&J, Admiral or Centocor) of Centocor common stock, par value $.01 per share ("Centocor Common Stock"), was converted into 0.639 shares of J&J Common Stock. In addition, each outstanding option issued pursuant to the Plans will no longer be exercisable for shares of Centocor Common Stock but, instead, will constitute an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to consummation of the Merger, that number of shares of J&J Common Stock (rounded down to the nearest whole share) equal to the product of
(x) the number of shares of Centocor Common Stock for which such option was theretofore exercisable and (y) 0.639. The exercise price for each option shall be equal to the exercise price per share for such option immediately prior to the effective time of the Merger divided by 0.639 (rounded up to the nearest whole cent).

     The designation of the Post-Effective Amendment as Registration No. 333-86611 denotes that the Post-Effective Amendment relates only to the shares of J&J Common Stock issuable on the exercise of stock options under the Plans and that this is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.


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                                                                             2

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by J&J with the Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

     (a) J&J's Annual Report on Form 10-K for the fiscal year ended January 3, 1999, as amended by an Amendment thereto filed on Form 10-K/A on June 22, 1999.

     (b)  J&J's Quarterly Report on Form 10-Q for the quarter ended April 4,
          1999.

     (c)  J&J's Quarterly Report on Form 10-Q for the quarter ended July 4,
          1999.

     (d) The description of J&J Common Stock set forth in J&J's Registration Statements filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by J&J pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by J&J pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of J&J's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the issuance of the J&J Common Stock being registered hereby has been passed upon for J&J by Kenneth A. Berlin, Esq., General Attorney, of J&J. Mr. Berlin is paid a salary by J&J, is a participant in various employee benefit plans offered to employees of J&J generally and owns and has options to purchase shares of J&J Common Stock.

Item 6. Indemnification of Directors and Officers.

     The New Jersey Business Corporation Act (the "NJBCA") provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such director or officer


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                                                                             3

acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     J&J's Restated Certificate of Incorporation provides that, to the full extent that the laws of the State of New Jersey permit the limitation or elimination of the liability of directors and officers, no director or officer of J&J shall be personally liable to J&J or its stockholders for damages for breach of any duty owed to J&J or its stockholders.

     The By-laws of J&J provide that, to the full extent permitted by the laws of the State of New Jersey, J&J shall indemnify any person who was or is involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of J&J to procure a judgment in its favor), or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of J&J or, while serving as a director or officer of J&J, is or was at the request of J&J also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such proceeding; provided that, there shall be no indemnification under the By-Laws with respect to any settlement or other nonadjudicated disposition of any threatened or pending such proceeding unless J&J has given its prior consent to such settlement or disposition. The right of indemnification created by the By-laws shall be a contract right enforceable by an indemnitee against J&J, and it shall not be exclusive of any other rights to which an indemnitee may otherwise be entitled. The indemnification provisions of the By-laws shall inure to the benefit of the heirs and legal representatives of an indemnitee and shall be applicable to proceedings commenced or continuing after the adoption of the By-laws, whether arising from acts or omissions occurring before or after such adoption. No amendment, alteration, change, addition or repeal of or to the By-laws shall deprive any indemnitee of any rights under the By-laws with respect to any act or omission of such indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

     J&J enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that J&J agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the NJBCA, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, J&J agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of J&J, or are or were serving, shall serve, or shall have served, at the request of J&J, as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Exhibit Index.

Item 9. Undertakings.

(a)  J&J hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"):

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by J&J pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) J&J hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of J&J's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of J&J pursuant to the foregoing provisions, or otherwise, J&J has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by J&J of expenses incurred or paid by a director, officer or controlling person of J&J in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, J&J will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate


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                                                                             5

jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                                                             6

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, J&J certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick and State of New Jersey on the 7th day of October, 1999.

                                            JOHNSON & JOHNSON

                                            By   /s/ R. S. Larsen
                                                 --------------------------
                                                 Name:  R. S. Larsen
                                                 Title: Chairman and Chief
                                                        Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been duly signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                              Date
---------                    -----                              ----

/s/ R. S. Larsen             Chairman, Board of Directors,      October 7, 1999
-------------------          Chief Executive Officer and
(R. S. Larsen)               Director
                             (Principal Executive Officer)

/s/ R. J. Darretta           Vice President, Finance            October 7, 1999
-------------------          (Principal Financial Officer)
(R. J. Darretta)

/s/ C. E. Lockett            Controller                         October 7, 1999
-------------------          (Principal Accounting Officer)
 (C. E. Lockett)

/s/ G. N. Burrow             Director                           October 7, 1999
-------------------
(G. N. Burrow)

/s/ J. G. Cooney             Director                           October 7, 1999
-------------------
(J. G. Cooney)

/s/ J. G. Cullen             Director                           October 7, 1999
-------------------
(J. G. Cullen)


-------------------          Director                           October _, 1999
(M. J. Folkman)


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                                                                             7


Signature                     Title                             Date
---------                    -----                              ----

/s/ A. D. Jordan              Director                          October 7, 1999
-------------------
(A. D. Jordan)


-------------------           Director                          October _, 1999
(A. G. Langbo)

/s/ J. S. Mayo                Director                          October 7, 1999
-------------------
(J. S. Mayo)


/s/ L. F. Mullin              Director                          October 7, 1999
-------------------
(L. F. Mullin)


/s/ P. J. Rizzo               Director                          October 7, 1999
-------------------
(P. J. Rizzo)


/s/ H. B. Schacht             Director                          October 7, 1999
-------------------
(H. B. Schacht)


/s/ M. F. Singer              Director                          October 7, 1999
-------------------
(M. F. Singer)


/s/ J. W. Snow                Director                          October 7, 1999
-------------------
(J. W. Snow)


/s/ R. N. Wilson              Director                          October 7, 1999
--------------------
(R. N. Wilson)

                                 EXHIBIT INDEX

Exhibit
Number                                  Description
-------                                 -----------

4.1 Provisions of the Restated Certificate of Incorporation of J&J dated May 21, 1996, that define the rights of securityholders of J&J (incorporated by reference to Exhibit 3 to J&J's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996).

4.2 Provisions of the By-Laws of J&J, as amended effective April 23, 1999, that define the rights of securityholders of J&J (incorporated by reference to Exhibit 3 to J&J's Quarterly Report on Form 10-Q for the quarterly period ended July 4, 1999).

5.1 Opinion of Kenneth A. Berlin, Esq., General Attorney, of J&J, regarding the legality of the securities being issued.

23.1                Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Kenneth A. Berlin, Esq., General Attorney, of J&J (included in Exhibit 5.1).

24.1*               Power of Attorney.








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*  Previously filed.